Exhibit 2.1

                  AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of September 23, 1997 (the "Agreement"), by and among PRINTED PRODUCTS GROUP, INC. d/b/a SOLION, a Delaware corporation (the "Company"), GORDON ROMER, the sole shareholder of the Company (the "Shareholder"), PHYSICIAN COMPUTER NETWORK, INC., a New Jersey corporation ("PCN"), and SOLION CORP., a Delaware corporation that is a wholly-owned subsidiary of PCN ("Merger Sub").

     WHEREAS, the Boards of Directors of PCN, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Merger Sub to merge with and into the Company upon the terms and subject to the conditions set forth herein, and have approved the merger;

     WHEREAS, PCN, Merger Sub, the Shareholder and the Company desire to make certain representations, warranties, covenants and agreements in connection with the merger and also to prescribe various conditions to the merger;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, PCN, Merger Sub, the Shareholder and the Company hereby agree as follows:


                            ARTICLE I

                           THE MERGER

     Section 1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to the terms and conditions contained herein, the Company shall be merged with and into Merger Sub (the "Merger") (Merger Sub and the Company are sometimes referred to herein as the "Constituent Corporations"), in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and the separate existence of the Company shall thereupon cease, and Merger Sub shall be the surviving corporation of the Merger (the "Surviving Corporation"). At and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter

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as effectually the property of the Surviving Corporation as they were of the Constituent Corporations; and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired; and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts and liabilities had been incurred by it. At PCN's election, any direct wholly-owned Subsidiary (as defined in Section 1.7(c) hereof) of PCN incorporated under the laws of the state of Delaware may be substituted for Merger Sub as a constituent corporation in the Merger, in which event, the parties shall execute an appropriate amendment to this Agreement in form and substance reasonably satisfactory to PCN and the Company in order to reflect such substitution.

     Section 1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, a certificate of merger in substantially the form attached hereto as Exhibit A (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Surviving Corporation and thereafter deliv-ered to the Secretary of State of the State of Delaware, for filing as provided in the DGCL, as soon as practicable on or after the Closing Date (as defined in Section 1.3). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time" and the date on which the Effective Time occurs is referred to herein as the "Effective Date").

     Section 1.3 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable (but in no event later than the second Business Day (as defined below)) after the latest to occur of the conditions set forth in Article VI having been fulfilled or having been waived in accordance with this Agreement (the "Closing Date"), at the offices of Gordon Altman Butowsky Weitzen Shalov & Wein, 114 West 47th Street, New York, New York 10036, unless another date or place is agreed to in writing by the parties hereto. For purposes of this Agreement, "Business Day" means any day other than: (i) a Saturday or Sunday; and (ii) a day on which banks in the state of New York are required or permitted to be closed.

     Section 1.4 Certificate of Incorporation. The Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL, except for the changes thereto specified in the Certificate of Merger.

     Section 1.5 By-Laws. The By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, until duly amended in

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accordance with the terms thereof, of the articles of
incorporation of the Surviving Corporation and of the DGCL.

     Section 1.6 Directors and Officers. The directors and officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation until the successors of all such persons shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and by-laws.

     Section 1.7 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Common Stock (as defined below) or of any capital stock of Merger Sub:

               (a) Each share of the capital stock of Merger Sub which is issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

               (b) Each share of the Company's common stock, par value $.01 per share (the "Common Stock"), which is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (the "Merger Consideration"), namely: (x) the Common Stock Cash Consideration (as defined in
Section 1.8 below), without interest; and (y) that number (the "Conversion Number") of shares of duly authorized, validly issued, fully paid and non-assessable shares of PCN's common stock, $.01 per share (the "PCN Stock"), computed in accordance with Section 1.9. All shares of Common Stock, and each holder of a certificate representing such shares of Common Stock, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 1.11, without interest.

               (c) All shares of the Common Stock and all other shares of capital stock of the Company that are owned by the Company as treasury stock and any shares of the Common Stock or other shares of capital stock of the Company owned by the Company or any wholly-owned Subsidiary of the Company, shall be canceled. As used in this Agreement, a "Subsidiary" of any party means any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) 50% or more of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such

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corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

     Section 1.8 Common Stock Cash Consideration. As used herein, the "Common Stock Cash Consideration" means the amount equal to: (a) $3,125,000; divided by (b) the Common Share Number (as defined below). As used herein, the "Common Share Number" means the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time.

     Section 1.9 Conversion Number. As used herein, the Conversion Number means the amount equal to: (a) the PCN Share Number (as defined below); divided by (b) the Common Share Number. As used herein, the "PCN Share Number" means that number of shares of PCN Stock which, on the third Business Day prior to the Effective Time (the "Trigger Date"), has an aggregate Market Price (as hereinafter defined) of $3,125,000. As used herein, the "Market Price" of each share of PCN Stock means the average of the closing sale price of a share of PCN Stock as reported on the NASDAQ Stock Market during the thirty (30) trading days immediately preceding the date of the determination.

     Section 1.10  Exchange of Certificates.

          (a) Exchange Procedures. At the Closing, the Shareholder shall deliver to PCN for cancellation all certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Certificates"), together with appropriate stock powers duly executed by the Shareholder. Upon surrender of a Certificate for cancellation to PCN, the Shareholder shall be entitled to receive in exchange therefor, and upon deliver of such Certificates PCN shall deliver to the Shareholder, the Merger Consideration which such holder has the right to receive pursuant to Section 1.7, and the Certificate so surrendered shall forthwith be canceled.
Until surrendered as contemplated by this Section 1.10, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

          (b) No Further Ownership Rights in Common Stock. All shares of the PCN Stock issued, together with the Cash Consideration paid, upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Section 1.10(c)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Common Stock and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time.

          (c) No Fractional Shares. No certificate or scrip representing fractional shares of PCN Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of PCN. Notwithstanding any other provision of this Agreement, each holder of shares of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of PCN Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of PCN Stock multiplied by the Market Price of a share of PCN Stock on the Effective Date.

     Section 1.11   Taking Necessary Action; Further Action.
PCN, Merger Sub, the Shareholder and the Company, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of the Constituent Corporations, the officers and directors of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall take, all such action.


                           ARTICLE II

      REPRESENTATIONS AND WARRANTIES OF PCN AND MERGER SUB

      PCN and Merger Sub hereby represent and warrant to the Company as follows:

     Section 2.1 Organization, Standing and Power. Each of PCN and Merger Sub: (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.3). Each of PCN and Merger Sub has previously made available to the Company complete and correct copies of its presently effective Articles of Incorporation and By-Laws.

     Section 2.2 Authority Relative to This Agreement. (a) PCN and Merger Sub have all necessary corporate power and corporate authority to execute and deliver this Agreement and each PCN

Document (as hereinafter defined) to which PCN and/or Merger Sub, as the case may be, is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by PCN and Merger Sub and of each PCN Document by PCN and/or Merger Sub, as the case may be, and the consummation by PCN and Merger Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of PCN and Merger Sub. This Agreement has been, and each PCN Document will be, duly executed and delivered by PCN and/or Merger Sub, as the case may be, and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the legal, valid and binding obligation of PCN and/or Merger Sub, as the case may be, enforceable against PCN and/or Merger Sub, as the case may be, in accordance with its terms. As used herein, PCN Document means each or any instrument executed and delivered by PCN or Merger Sub in connection with the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement by PCN and Merger Sub does not, and the consummation of the transactions contemplated hereby by PCN and Merger Sub will not:
(i) conflict with, or result in any violation or breach of any provision of, the Articles of Incorporation or By-Laws of PCN or Merger Sub; or (ii) except as to which requisite waivers or consents have been obtained and assuming the consents, approvals, authorizations or permits and filings or notifications referred to in Section 2.2(c) are duly and timely obtained or made, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest or other encumbrance on assets or property, or any right of first refusal with respect to any asset or property (any such conflict, violation, default, right of termination, cancellation or acceleration, loss, creation or right of first refusal, a "Violation"), of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, concession, franchise, license, judgment, order, decree, or, to PCN's knowledge, any statute, law, ordinance, rule or regulation applicable to PCN and Merger Sub or their respective properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a "Governmental Entity") is required by or with respect to PCN or Merger Sub to validly execute and deliver this Agreement or to effect the Merger, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware;
(iii) such filings and approvals as may be required by applicable "blue sky" or takeover laws; and (iv) filing with the NASDAQ Stock Market for the listing of the shares of PCN Stock issuable upon exchange of the Common Stock.

     Section 2.3 Issuance of PCN Stock. All shares of PCN Stock which are to be issued pursuant to the Merger will be, when issued in accordance with the terms hereof, validly issued, fully paid and non-assessable and not subject to preemptive rights.
PCN is not a party to, and is not aware of, any agreement, document or arrangement which would restrict the transfer of the PCN Stock, other than (a) those contained within the Registration Rights Agreement and Pledge Agreement and (b) those imposed by relevant state and federal securities laws.

     Section 2.4    SEC Documents; Financial Statements.
(a) PCN has filed all forms, reports and documents required to be filed by PCN with the SEC and has heretofore delivered to the Company, in the form filed with the SEC, its Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "PCN 10-K"), its Quarterly Report on Form 10-Q for the periods ending March 31, 1997 and June 30, 1997 (together, the "PCN 10-Qs") and any Current Reports on Form 8-K filed by PCN with the SEC since June 30, 1997 (the "PCN 8-K" and, together with the PCN 10-K and the PCN 10-Qs, the "PCN SEC Documents"). As of their respective dates: (i) the PCN SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder applicable to such PCN SEC Documents; and (ii) none of the PCN SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The financial statements of PCN included in the PCN SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of PCN and its consolidated Subsidiaries as at their respective dates and the consolidated results of operations and the consolidated cash flows of PCN for the periods then ended.

     Section 2.5 Finders and Investment Bankers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any other transaction contemplated hereby on account of any actions taken by PCN or Merger Sub.

     Section 2.6 Disclosure. No representation or warranty by PCN or Merger Sub in this Agreement and no statement contained in any document or other writing furnished or to be furnished to the Shareholder, the Company or any of its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. All copies of all documents delivered to the Company or any of its representatives pursuant hereto are true, complete and accurate in all material respects. There has been no event or transaction which has occurred or information which has come to the attention of PCN (other than events or information relating to economic conditions of general public knowledge) which could reasonably be expected to have a Material Adverse Effect.


                           ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND THE COMPANY

     The Shareholder and the Company hereby represent and warrant to PCN and to Merger Sub as follows:

     Section 3.1    Organization, Standing and Power.  The
Company: (i) is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware;
(ii) has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted; and (iii) is duly qualified or licensed to do business and in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification or licensing necessary, other than in such jurisdictions where the failure so to be in good standing, qualified or licensed does not, individually or in the aggregate, have a Material Adverse Effect. Set forth on Schedule 3.1 hereto is a true and complete list of the jurisdictions in which the Company is qualified or licensed to do business. Also attached to Schedule 3.1 are complete and correct copies of the presently effective Certificate of Incorporation and By-Laws of the Company. The Company does not have any Subsidiaries.

     Section 3.2    Capital Structure.  (a)  The authorized
capital stock of the Company consists of 10,000 shares of Common
Stock.

          (b) As of the date hereof 800 shares of Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to preemptive rights and all of which are owned, beneficially and of record, by the Shareholder. There are no shares of the Company Common Stock that are held by the Company in its treasury.

          (c) All outstanding shares of the Common Stock are owned by the Shareholder free and clear of all liens, charges, encumbrances, claims and options of any nature (collectively, "Liens"). Except for the Common Stock, and except as otherwise set forth on Schedule 3.2(c) hereto, there are not outstanding any: (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of the Company; (iii) options, warrants, calls, rights (including preemptive rights), commitments, agreements or understandings to which the Company or the Shareholder is a party or by which it is bound obligating the Company or the Shareholder to issue, deliver, sell, purchase, redeem or acquire or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or other voting securities of the Company or obligating the Company or the Shareholder to grant, extend or enter into any such option, warrant, call, right, commitment, agreement or understanding; or (iv) stock appreciation or other similar or related right which is measured by, and no person has or has the right or interest to acquire any equity interests in the Company or any interests measured by, the value of the capital stock or the income, profits or other results of the operations or conduct of the business of the Company. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or the Shareholder is a party or by which it or he is bound relating to the voting of any shares of the capital stock of the Company.

     Section 3.3 Authority Relative to This Agreement. (a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and each Company Document (as hereinafter defined) and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and each Company Document by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been and each Company Document will be duly executed and delivered by the Company and the Shareholder, as applicable and, assuming this Agreement constitutes the valid and binding agreement of PCN and Merger Sub, constitutes the legal, valid and binding obligation of each of the Company and the Shareholder enforceable against each of the Company and the Shareholder in accordance with its terms. As used herein, "Company Document" means each or any instrument executed and delivered by any one or both of the Shareholder and the Company in connection with the transactions contemplated hereby.

          (b) The execution and delivery of this Agreement by the Company and the Shareholder does not, and the consummation of the transactions contemplated hereby by the Company and the Shareholder will not: (i) conflict with, or result in any violation or breach of any provision of, the Certificate of Incorporation or By-Laws of the Company; or (ii) except as to which requisite waivers or consents have been obtained, result in any Violation of any loan or credit agreement, note, mortgage, indenture, real property lease, Benefit Plan (as defined in Section 3.15) or other Material Contract (as defined in Section 3.19), judgment, order, decree, or, to the Shareholder' and Company's knowledge, any statute, law, ordinance, rule or regulation applicable to the Company or the Shareholder or their respective properties or assets.

          (c) Except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) such filings and approvals as may be required by applicable "blue sky" or takeover laws or as otherwise set forth on Schedule 3.3(c) hereto, no consent, approval, order or authorization of, or registration, declaration or filing with, or permit from any Governmental Entity is required by or with respect to the Company or the Shareholder to validly execute and deliver this Agreement or to effect the Merger.

     Section 3.4 Financial Statements. (a) The Company has delivered to PCN correct and complete copies of the balance sheets of the Company as at December 31, 1994 and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the period then ended and the notes thereto, and the report thereon by Gately & Associates, P.C., the balance sheets of the Company as at 1995 and 1996, and the related consolidated statements of operations, cash flows and changes in shareholders' equity for the periods then ended and the notes thereto, and the report thereon by Arthur Andersen LLC (collectively, the "Audited Financial Statements") and the unaudited financial statements of the Company for the fiscal quarters ending March 31, 1997 and June 30, 1997 and for the months of July and August 1997 (collectively, the "Unaudited Financial Statements" and collectively with the Audited Financial Statements, the "Financial Statements"). The Financial
Statements: (i) are in accordance with the books and records of the Company; (ii) have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of the Unaudited Financial Statements, to year-end audit adjustments; and (iii) fairly present in accordance with applicable requirements of GAAP the balance sheets of the Company as at their respective dates and the consolidated statements of operations, cash flows and changes in shareholders' equity for the periods then ended, subject in the case of the Unaudited Financial Statements to normal recurring audit adjustments. The reserves provided for on the Audited Financial Statements and, to the Company's knowledge, the reserves provided for on the Unaudited Financial Statements, with respect to contingent liabilities of the Company are adequate to cover all costs, expenses, liabilities and damages associated with such contingent liabilities.

          (b) The books of accounts and other financial records of the Company have been consistently maintained in all material respects.

     Section 3.5 No Undisclosed Material Liabilities. Since December 31, 1996, the Company has not incurred any obligations or liabilities of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities provided for in the Unaudited Financial Statements (or disclosed in the notes thereto); (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 1996, none of which were entered into for inadequate consideration; (iii) liabilities under this Agreement; and (iv) liabilities disclosed on Schedule 3.5 hereto.

     Section 3.6 Absence of Certain Changes or Events. Except as set forth on Schedule 3.6 hereto or in the Unaudited Financial Statements, the Company has conducted its business only in the ordinary course and in a manner consistent with past practice and, since December 31, 1996, the Company has not: (i) suffered any change in the business, results of operations, properties (including any intangible properties), financial condition, assets or liabilities of the Company; (ii) incurred damage to or destruction of any of the Company's assets by casualty, whether or not covered by insurance, in an amount in excess of $10,000 or suffered or become subject to any pending or threatened condem-nation of property; (iii) made any change in the nature of its business; (iv) mortgaged, pledged, assigned, hypothecated or sub-jected to any lien or any other encumbrance any of its assets;
(v) sold, transferred or leased any of its assets, except, in each case, in the ordinary course of business and consistent with past practice; (vi) sold, assigned, transferred, or granted any rights under or with respect to, any of its licenses, agreements, patents, inventions, trademarks, trade names, copyrights or formulae or with respect to know-how or any other intangible asset, in each case, other than in the ordinary course of business consistent with past practice; (vii) amended or terminated any of its Material Contracts other than in the ordinary course of business consistent with past practice; (viii) waived or released any other rights having a value in excess of $10,000 in the aggregate; (ix) incurred or entered into any agreement to incur indebtedness for borrowed money or guaranteed any liability or obligation of any other person for borrowed money; (x) suffered any labor dispute; (xi) made or granted any increase in wage or salary to any employee or granted any severance or termination pay to any officer, director or employee (other than in the ordinary course of business consistent with past practice or contractual obligations) or entered into any employment agreement with any officer or employee; (xii) made any increase in or commitment to increase any employment benefit or adopted or made any commitments to adopt any additional employee benefit plan; (xiii) made any change in any method of accounting or accounting practice employed by the Company; (xiv) written down the value of inventory or written off notes or accounts receivable other than in the ordinary course of business; (xv) declared, set aside or paid any dividends or distributions in respect of the shares of its capital stock or any issuance, sale, transfer by the Company, or commitment to issue, sell or transfer any shares of its capital stock or any redemption, purchase or other acquisition of any of its securities; or (xvi) received notice of a default under any Material Contract (as defined in Section 3.19).

     Section 3.7 Real Estate. (a) The Company does not have any interest in real property other than as a lessee of the property demised under the Real Property Leases (as hereinafter defined) and has never owned any real property.

          (b) The leasehold estates listed on Schedule 3.7(b) are all of the leasehold estates under which the Company is a lessee, sublessee or sublessor of any real property or interest therein (collectively, the "Real Property Leases") (the premises demised under the Real Property Leases are, collectively, referred to herein as the "Real Property"). No proceeding is pending or, to the best knowledge of the Company, threatened, for the taking or condemnation of all or any portion of the Real Property. Except as disclosed on Schedule 3.7, the Company holds valid title to the leasehold estates and the Real Property Leases free and clear of any encroachment, sublease, right of occupancy or use of any third party, mortgage, pledge, lien, security interest, encumbrance, claim, charge, covenant, conditional limitation or other restriction of any kind, except for: (i) real property taxes, if any, affecting the properties of which the premises demised under the Real Property Leases form a part, not yet due and payable or for which adequate provision has been made; (ii) landlord's liens, encumbrances, and other restrictions set forth in the Real Property Leases or related documents or imposed by applicable law; (iii) easements, rights-of-way, restrictions, minor defects or irregularities in title, and other encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company. Except as set forth on Schedule 3.7(b), there is no brokerage commission or finder's fee due from the Company and unpaid with regard to any of the Real Property Leases, or which will become due any time in the future with regard to any Real Property Lease.

          (c) Except as set forth on Schedule 3.7(c), to the knowledge of the Company, there are no: (i) unrecorded agreements; (ii) rights of occupancy; or (iii) mortgages, pledges, liens, security interests, encumbrances, claims, charges which materially encumber any of the properties demised under any of the Real Property Leases.

          (d) Except as set forth on Schedule 3.7(d), there are no easements, rights of way or licenses necessary for the operations of the properties demised under the Real Property
Leases which are not in full force and effect.

          (e) Except as set forth on Schedule 3.7(e), the premises demised under the Real Property Leases and the building systems such as heating, plumbing, ventilation, air conditioning and electric used in the operation of the Real Property are adequate in all material respects for the current operations of the Company, and the Real Property and such building systems now being used by the Company in its business and operations, whether leased or owned, are in working order, repair and operating condition (normal wear and tear excepted), and are, to the knowledge of the Company, without any material structural defects.

          (f) The Company is not in material or monetary default nor has it received any notice of any material or monetary default, or failed to take any action that could result in a material or monetary default, under any Real Property Lease. To the Company's knowledge, no other party to any such lease is in material or monetary default thereunder.

     Section 3.8 Title to Property; Encumbrances. Except as set forth on the Schedule 3.8 and as set forth in Section 3.9 with respect to the Intellectual Property (as defined in Section 3.9), the Company has good and valid title to, and owns outright, all of the tangible and intangible personal properties shown as owned by the Company on the Company's books and records, including, without limitation, all of the properties and assets reflected on the Financial Statements and all properties and assets purchased by and delivered to it since June 30, 1997 (except for properties and assets sold or disposed of since June 30, 1997, in the ordinary course of business) free and clear of all mortgages, claims, liens, charges, leases, subleases, encumbrances, security interests, restrictions on use or transfer or other defects of any kind or nature, whether or not recorded, except for (collectively, "Permitted Liens" and, together with the Liens referred to on Schedule 3.8, the "Existing Liens"): (i) liens for taxes, assessments or other governmental charges or levies the payment of which is not due; (ii) landlord's liens in favor of the landlord of the premises demised under the Real Property Leases and liens of carriers, warehousemen, mechanics, materialmen, and other liens imposed by law incurred in the ordinary course of business of the Company for amounts not yet due or being contested in good faith by appropriate proceedings; and (iii) liens incurred or deposits made in the ordinary course of business of the Company in connection with workers' compensation, unemployment insurance and other types of social security. The tangible personal properties and assets owned or leased by the Company are adequate and sufficient for the current operations of the business of the Company and such properties now being used by the Company and its business and operations, whether leased or owned, are in good working order, except for normal wear and tear.

     Section 3.9 Intellectual Property. The Company owns, licenses or has the right to use all franchises, patents, trademarks, copyrights, service marks, tradenames, corporate names, licenses, trade secrets and know-how and proprietary computer software or hardware, proprietary technology, technical information, discoveries, designs and other proprietary rights, whether or not patentable (collectively, "Intellectual Property") which are currently used in, its business. Except as disclosed on Schedule 3.9, the Company holds all Intellectual Property free and clear of all mortgages, claims, liens, charges, leases, subleases, encumbrances, security interests, restrictions on use or transfer or other defects of any kind or nature, whether or not recorded, except for Permitted Liens. Schedule 3.9 sets forth a true, correct and complete list and description of all such Intellectual Property (other than licenses for standard "off-the-shelf" software which can be readily acquired or licensed for $10,000 or less) and indicates whether the Company is a licensor or licensee thereof. Except as set forth on
Schedule 3.9, the Company has sole title to and ownership of or has full, exclusive right to use, for the life of the proprietary right, all Intellectual Property. Except where the failure to do so would not have a Material Adverse Effect, all filings and other actions necessary to acquire, maintain, register, renew and perfect the rights of the Company to its or their Intellectual Property rights have been duly made in all jurisdictions where such rights are used by it or them. The use of the Intellectual Property by the Company in the operation of its business does not violate or infringe on the rights of any other person. The Company has not received any notice of or alleging any violation of the asserted rights of others with respect to the Intellectual Property. The Company is not aware of any third party that is infringing or violating any of the rights of the Company with respect to the Intellectual Property.

     Section 3.10 Litigation. Except as set forth on Schedule 3.10, there are no actions, proceedings, claims or investigations pending or, to the Company's knowledge, threatened against the Company or any properties or rights of the Company, before any court, administrative, governmental or regulatory authority or body, domestic or foreign. To the Company's knowledge, except as disclosed on Schedule 3.10, no basis exists for the commencement of any action, proceeding or investigation of the Company.
Except as set forth on Schedule 3.10, as of the date hereof, neither the Company nor any of their property is subject to any order, judgment, writs, injunction or decree.

     Section 3.11   Compliance with Laws.  Except as set forth on
Schedule 3.11 or with respect to Environmental Laws (as defined in Section 3.12 hereto), the Company has complied and is in compliance with all applicable laws, rules, regulations, ordinances, orders, judgments and decrees (including, without limitation, occupational safety and health, pension, fair employment, equal opportunity or similar laws, rules and regulations) of any Governmental Entity and all other regulatory bodies which affect its business or assets, the failure to comply with which has or would result in liability to the Company or the Surviving Corporation of $5,000 or more with respect to each such failure (a "Compliance Failure"), and there are no pending claims which have been filed against the Company or any of its affiliates alleging a violation of any such law, rule, regulation, ordinance, order, judgment and decree. All Compliance Failures, whether or not any such occurrence, individually, results in liability to the Company or the Surviving Corporation of $5,000 or less, collectively, will not result in liability to the Company and the Surviving Corporation for an amount of $20,000 or more in the aggregate.

     Section 3.12   Environmental Laws.  (a)  The Company is in
compliance with all applicable Environmental Laws (as defined below in this Section 3.12), and has obtained all necessary
licenses and permits required to be issued pursuant to any
Environmental Law, except where the failure to so comply or to obtain such licenses or permits, individually or in the
aggregate, does not or will not result in liability to the
Company or the Surviving Corporation (a "Section 3.12
Occurrence") of $2,500 or more with respect to each Section 3.12 Occurrence. Except as disclosed on Schedule 3.12, neither the
Company nor the Shareholder has received notice of or
communication from any Governmental Entity with respect to: (i)
any Hazardous Substance (as defined below in this Section 3.12)
in relation to its operations, property, Former Properties (or any of them) or acts; or (ii) any investigation, demand or
request pursuant to enforcing any Environmental Law relating to it or its operations or the Former Properties (or any of them), and, to the Company's knowledge, no such investigation is pending or threatened.  For purposes of this Agreement:  (i)
"Environmental Law" means any present federal, state or local law, statute, regulation or ordinance, binding interpretation, binding policy, and any judicial or administrative order or
judgment thereunder and the common law, pertaining to health, industrial hygiene, Hazardous Substances or the environment, including, but not limited to, each of the following, as enacted as of the date hereof: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601-9657;
the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
6901-6991; the Toxic Substance Control Act, 15 U.S.C. 2601-2629; the Water Pollution Control Act (also known as the Clean Water Act), 33 U.S.C. 1251 et seq; the Clean Air Act, 42 U.S.C. 7401 et seq; the Federal Water Pollution Control Act, 42 U.S.C. 1251, et seq; the Federal Safe Drinking Water Act, 42 U.S.C. 300(f), et seq; the Federal Solid Waste Disposal Act, 42 U.S.C. 6901, et seq; the Atomic Energy Act, 42 U.S.C. 2011, et seq; and the Hazardous Materials Transportation Act, 49 U.S.C. 1801
et seq; and (ii) "Hazardous Substances" means any material, waste or substance which is included within the definition of "hazardous substances," "hazardous materials," "toxic substances," or "solid waste" in or pursuant to any Environmental
Law, or subject to regulation under any Environmental Law.

          (b) To the Company's knowledge, there are presently no underground storage tanks ("USTS") located on any of the Real Property, nor were any such USTS removed at any time from the Real Property unless such removal was completed in accordance with Environmental Law and the requirements of each Governmental Agency having jurisdiction over such removal. To the Company's knowledge, none of the properties contain asbestos or Urea Formaldehyde (or Urea Formaldehyde insulation).

          (c) The Company is not now under any duty to self-report any condition existing on any of the Real Property which constitutes or may constitute a violation of any Environmental Law to any Governmental Agency.

          (d) None of the Real Property are or were used by the Company or, to its knowledge, by anyone else, for the manufacture or storage of Hazardous Substances.

          (e) All transportation or disposition, if any, of Hazardous Substances from the Real Property, were performed in compliance with applicable Environmental Laws.

          (f) The Company has no knowledge of any pending or threatened claim against the Company arising out of the transportation or disposition of Hazardous Substances.

          (g) All Section 3.12 Occurrences whether or not any such occurrence, individually, results in liability to the Company or the Surviving Corporation of $2,500 or less, collectively, will not result in liability to the Company or the Surviving Corporation of $15,000 or more in the aggregate.

     Section 3.13   Permits.   Schedule 3.13 sets forth a true
and correct list and description of each material consent, permit, approval, authorization, license and order of or from a Governmental Entity that is held or has been received by the Company(collectively, the "Company Permits"). The Company Permits constitute all of the consents, permits, approvals, authorizations, licenses and orders necessary for the operations of the Company and its business, except for those which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect. Each Company Permit is valid and in full force and effect as of the date hereof. There has not been any attempt to revoke or in any way limit or impair any of such Company Permits nor, to the Company's knowledge, is there any reason for any such Company Permit not to be renewed. The Company is in material compliance with, and is not in violation of or in breach or default under, and has not received any notice of any alleged violation of or material breach or default under the terms of any Company Permit held or received by it.

     Section 3.14   Tax Matters. (a)  Except as set forth on
Schedule 3.14(a), all United States Federal, state, local and foreign tax returns, including information returns, reports and forms ("Tax Returns") that were required to be filed by, or with respect to, the Company on or before the date hereof have been filed on a timely basis in accordance with the laws, regulations and administrative requirements of the appropriate Governmental

Entity. All such Tax Returns that have been filed were, when filed, and continue to be, true, correct and complete in all material respects.

          (b) Schedule 3.14(b) lists all Tax Returns by or with respect to the Company that are in the process of being audited by any Governmental Entity. Schedule 3.14(b) describes all adjustments to Tax Returns filed by, or on behalf of, the Company that have been proposed by any representative of any Governmental Entity, and the resulting Taxes (as defined below), if any, proposed to be assessed. As used herein, the term "Taxes" means all foreign, Federal, state, county, local and other taxes, levies, impositions, deductions, charges and withholdings, including, without limitation, income or franchise taxes or other taxes imposed on or with respect to net income or capital, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, withholding, payroll, employment, excise or property taxes, and shall include any interest, penalties or additions thereto. All deficiencies proposed (plus interest, penalties and additions to Tax that were or are proposed to be assessed thereon, if any) with respect to the Company as a result of any examinations have been paid or, as described on Schedule 3.14, are being contested in good faith by appropriate proceedings. Except as set forth on Schedule 3.14(b), there are no outstanding waivers or extensions of any statute of limitations relating to the payment of Taxes for which the Company may be liable and no Governmental Entity has either formally or informally requested such a waiver or extension.

          (c) All Taxes (whether or not shown on any return) which were required to be paid by the Company on or before the date hereof have been timely paid, except such Taxes, if any, as are set forth on Schedule 3.14(c), that are being contested in good faith. All Taxes that the Company was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Entity. There are no liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company (except for Taxes not yet due). Any liability existing on June 30, 1997 of the Company for Taxes not yet due and payable has adequately been provided for on the Financial Statements.

          (d) Except as set forth on Schedule 3.14(d), the Company has never been included in a consolidated or combined income Tax Return.

          (e) The Company is an "S Corporation" (within the meaning of Section 1361(a)(1) of the Code) for federal income tax purposes and, except as set forth on Schedule 3.14(e) hereto, under the tax laws of each of the relevant states and jurisdictions in which the Company is doing business, and where S Corporation status is permitted, and has maintained that status continuously since its inception. Neither the Company nor the

Shareholder has taken any action that caused a termination of the Company's S Corporation status other than the transactions contemplated by this Agreement.

          (f) No property owned by the Company is property that the Company is required to treat as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or is "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

          (g) The Company: (i) has not agreed to or been required to make any adjustment pursuant to Section 481(a) of the Code; (ii) has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method with respect to it; (iii) do not have an application pending with any taxing authority requesting permission for any change in accounting method; and (iv) have reported all income and deductions using a permissible method of accounting under Section 446 of the Code.

          (h) The Company is not foreign person within the meaning of Section 1445 of the Code.

          (i) Except as disclosed on Schedule 3.14(i), the Company does not have in effect any tax elections for Federal income tax purposes under Section 108, 168, 338, 441, 471, 1017,
1033 or 4977 of the Code.

          (j) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, as a consequence of the Merger, could give rise to the payment of any amount that would not be deductible by the Company by reason of Section 162(m) or 280G of the Code or as excessive or unreasonable compensation.

          (k) The Company is not a party (other than as an investor) to any industrial development bond.

          (l) Except as provided on Schedule 3.14(l), during the previous two years the Company and any person related to the Company with the meaning of Section 1031(f)(3) have not engaged in any exchange under which the gain realized on such exchange was not recognized due to Section 1031 of the Code.

          (m) No written claim has ever been made by an authority in a jurisdiction in which the Company does not file
Tax Returns that it is or may be subject to taxation by that jurisdiction.

          (n) The Company is not and has not been a party to any tax sharing or similar agreement or arrangement.

          (o) The Company has not been a party to a transaction, the income with respect to which was deferred under Treasury Regulations issued under Section 1502 of the Code, which income will be taken into account by the Company as a result of the Merger.

          (p)  The Company has provided PCN with copies of:
(i) all Tax Returns of or with respect to the Company for all periods with respect to which the statute of limitations on assessment has not expired; (ii) any notices, protests, or closing agreements relating to issues arising, or potentially arising, in any audit, litigation or similar proceeding with respect to the liability for Taxes of the Company; (iii) any elections or disclosure of any controversial position filed by or on behalf of the Company with any taxing authority (whether or not filed with any Tax Return); and (iv) any letter rulings, determination letters or similar documents issued by any taxing authority with respect to the Company.

          (q) The net operating loss carryovers and any credit carryovers of the Company as of December 31, 1996 for Federal income tax purposes and for state income tax purposes in each state in which the Company file a state income tax return are set forth on Schedule 3.14(q). Except to the extent attributable to income generated in the ordinary course of business subsequent to December 31, 1996, the Company has recognized income or gain which has reduced the net operating loss carryovers or the credit carryovers set forth on Schedule 3.14(q). Except as described on
Schedule 3.14(q), the Company does not have a net operating loss carryover or a credit carryover which (i) in the case of a net operating loss carryover, is subject to restriction under Section 382 of the Code (or any similar provision under state, local, or foreign law), (ii) in the case of any credit carryover, is subject to restriction under Section 383 of the Code (or any similar provision under state, local or foreign law) or (iii) arose in a separate return limitation year.

          (r) Except as set forth on Schedule 3.14(s), no contributions have been made to capital of the Company during the five year period ending on the date hereof.

          (s) The Company is not liable for the payment of any Taxes imposed on the Company under Treasury Regulation Section
1.1502-6 (or any successor provision thereto or similar provision under state, local or foreign law).

     Section 3.15 Benefit Plans. (a) Schedule 3.15 contains a true and complete list of each pension, retirement, savings, profit sharing, stock bonus, stock ownership, deferred compensation, bonus, incentive compensation, stock option, restricted stock, stock purchase, stock appreciation right, salary continuation, severance or termination pay, medical, hospital, dental, cafeteria, flexible spending, dependent care, life or other insurance, disability, fringe benefit, vacation pay, sick pay, holiday, unemployment, employee loan, educational assistance or other employee benefit plan or program, agreement or arrangement, whether written or oral, covering current or former employees, directors or agents of the Company and maintained, sponsored or contributed to by the Company, or with respect to which the Company may otherwise have any liability (including, but not limited to, any "employee benefit plans", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (all the foregoing being herein called "Benefit Plans")). With respect to each Benefit Plan, the Company has made available to PCN a true and correct copy of (i) the three most recent annual reports (Form
5500) filed with the IRS, (ii)the plan document for such Benefit Plan (or a written description of any unwritten Benefit Plan),
(iii) the most recent summary plan description, (iv) each trust agreement, insurance contract, annuity contract or other funding vehicle or investment contract, relating to such Benefit Plan,
(v) the most recent actuarial report or valuation, (vi) the latest IRS determination letter and any other IRS ruling, and
(vii) the premium expenses and claims experience for each Benefit Plan which is a welfare benefit plan for the three most recent fiscal years and for the period from the end of the most recent fiscal year to the last day of the month preceding the date hereof. The Company currently has no commitment or plans to create any additional Benefit Plans.

          (b) Except as disclosed on Schedule 3.15(b), each Benefit Plan is and has been in compliance, in form and operation, in all respects, with all applicable laws and has been administered in all respects in accordance with its terms and ERISA, the Code or any other applicable statute, order or governmental rule or regulation. Except as disclosed on Schedule 3.15(b), all required returns, reports and descriptions with respect to the Benefit Plans have been appropriately filed and distributed.

          (c) Each of the Benefit Plans and related trusts that is intended to be qualified under Section 401(a) and exempt from tax under Section 501(a) of the Code has been determined by the IRS to be qualified and exempt under the Code, and to the Company's and the Shareholder's knowledge, nothing has occurred since such determination to cause any of such Benefit Plans and related trusts not to qualify under Section 401(a) or be exempt under Section 501(a) of the Code except as disclosed on Schedule 3.15(c).

          (d) Except as disclosed on Schedule 3.15(d), there has been no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, with respect to the Benefit Plans or any liability for taxes or breach of fiduciary duty. There is no action, suit, grievance, arbitration, governmental investigation or audit or other claim with respect to the administration or investment of assets of the Benefit Plans (other than routine claims for benefits made in the ordinary course of plan administration) pending or threatened and no circumstances exist which are likely to give rise to any such action, suit, grievance, arbitration, governmental investigation or audit or other claim.

          (e) The Company does not currently and has not within the past six years maintained, sponsored, or contributed to (or is or been required to contribute to) any "defined benefit plan" as defined in Section 3(35) of ERISA, any "multiemployer plan" as defined in Section 3(37) of ERISA or any "multiple employer plan" within the meaning of Sections 4063 or 4064 of ERISA. With respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA), whether or not terminated, currently or formerly maintained or contributed to by the Company, or any entity which was at any time treated as a single employer, determined under
Section 414(b), (c), (m) or (o) of the Code, with the Company or its former Subsidiaries, no liability currently exists and no event has occurred and no condition exists, which could subject PCN, the Company, the Surviving Corporation or any of its Subsidiaries directly or indirectly (through an indemnification agreement or otherwise) to any liability, including, without limitation, any liability under Title IV of ERISA or Section 412, 4971, 4975 or 4980B of the Code.

          (f) With respect to the Benefit Plans, individually and in the aggregate, there are no funded benefit obligations for which contributions are due and have not been made or for which contributions have not been properly accrued as required by GAAP, and there are no unfunded benefit obligations which have not been
(i) accounted for by reserves (if required by GAAP) or (ii) if required (and to the extent required, if any), properly disclosed in accordance with GAAP, in the consolidated financial statements of the Company.

          (g) No Benefit Plan or other contract or agreement to which the Company is a party provides life, health or other welfare benefits to retirees or other terminated employees of the Company or their dependents, other than continuation coverage mandated by Section 4980B of the Code or any state law requiring similar continuation coverage.

          (h) The Audited Financial Statements reflect reserves which are adequate to cover any reasonably expected liabilities for unresolved or outstanding workers compensation claims or claims under the Company's self-funded employee welfare plans.

     Section 3.16 Employees; Labor Relations. (a) None of the Company's employees is represented by any labor union. To the Company's and the Shareholder's knowledge, there is no activity involving any employees of the Company seeking to certify a collective bargaining unit or engaging in any other organizational activity. There are no pending or, to the Company's and Shareholder's knowledge, threatened, lawsuits, administrative proceedings, reviews, or investigations by any person or Governmental Entity against the Company with respect to any violation or alleged violation of any applicable Federal, state or local laws, rules or regulations: (i) prohibiting discrimination on any basis, including, without limitation, on the basis of race, color, religion, sex, disability, national origin or age; or (ii) relating to employment or labor, including, without limitation, those related to immigration, wages or hours.

          (b) Schedule 3.16(b) contains a true and correct schedule of: (i) the name, job title and current annual base salary of all current officers and employees of the Company and the amount of any bonuses the Company has promised to pay such persons; and (ii) all employment, consulting, severance or compensation agreements to which the Company is a party, true and correct copies of which have been previously delivered to PCN. Except for employees with employment agreements as set forth on
Schedule 3.16(b)or as provided by the laws of the jurisdiction in which the employee is employed, all employees of the Company are at-will employees and the Company has taken no action which could result in any such employees not being considered at-will employees.

          (c) Except as set forth on Schedule 3.16(c), each employee of the Company is a party to a confidentiality and non-disclosure agreement substantially in the form of the agreement attached to Schedule 3.16(c) (the "Employee Confidentiality Agreement").

     Section 3.17 Insurance. Schedule 3.17 sets forth a true, complete and accurate list and summary description of all insurance policies maintained by the Company which are currently in effect or with respect to which there are unresolved pending claims, which description includes, among other things, whether the policy is an "occurrence" or "claims made" policy and whether there is any deductible or self-insured retention with respect to such policy. All such current policies are in full force and effect on the date hereof. Such policies insure the Company against such risks and are in such amounts as the Company reasonably believes are necessary to conduct its business. The Company is not in default with respect to any provisions or requirements of any such policy nor have any of them failed to give notice or present any claim thereunder in due and timely fashion, except for defaults or failures which, individually or in the aggregate, do not have a Material Adverse Effect. The Company has not received any notice of cancellation or termination in respect of any of the insurance policies listed on
Schedule 3.17.

     Section 3.18   Accounts Receivable; Accounts Payable.
Schedule 3.18(a) sets forth an aged list of the accounts receivable of the Company at August [31], 1997. All such accounts receivable, and all accounts receivable subsequently acquired by the Company, arose in the ordinary course of business. The Company has no knowledge or any reason to believe that, subject to the Company's allowance for doubtful accounts and maintenance contract allowance as reflected in the Unaudited Financial Statements, such accounts receivable are not collectible at their aggregate recorded accounts in the ordinary course of business.

          (b) All payables of the Company which are reflected in the Financial Statements, and all such payables which have arisen since the date thereof, have arisen only from bona fide transactions in the ordinary course of the Company's business and in compliance with applicable laws.

     Section 3.19   Contracts.  (a)  Except as set forth on
Schedule 3.19(a), the Company is not party to or bound by any:

               (i) lease agreement (whether as lessor or lessee) relating to real or personal property requiring payments of more than $5,000 on an annualized basis or which cannot be canceled or terminated (or will not, by its terms, terminate) within one year of the date hereof;

               (ii) license agreement, assignment or contract (whether as licensor or licensee, assignor or assignee) relating to trademarks, trade names, patents, or copyrights (or applications therefor), software, unpatented designs or processes, formulae, know-how or technical assistance, or other proprietary rights, including, without limitation, the Intellectual Property;

               (iii) employment, consulting agreement, severance agreements, other agreement regarding employees, directors or agents, including any (x) agreement with any officer or other employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement or (y) agreement or plan, any of the benefits of or rights under which will be increased, or the vesting or payment of the benefits of or rights under which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, in each case other than agreements entered into at the request of PCN;

               (iv) non-competition, non-disclosure, secrecy or confidentiality agreement or similar agreement, including, without limitation, any such agreement with any employee of the Company, other than the Employee Confidentiality Agreement (as defined in Section 3.17), agreements entered into in the ordinary course of business consistent with past practice, agreements with the Company related specifically to the transactions contemplated by this Agreement and agreement under which the Company is the disclosing party;

               (v) agreement or other arrangement pursuant to which the Company acts as a distributor, remarketer or reseller of goods or services for another person or entity;

               (vi) agreement with any value-added reseller, business partner, distributor, dealer, sales agent or representative with respect to the sale or licensing of the Company's products or services;

               (vii) agreement with any manufacturer, supplier or customer with respect to discounts or allowances or extended payment terms;

               (viii) any original equipment manufacture agreement;

               (ix) joint venture or partnership agreement with any other person;

               (x)   agreement for the borrowing or lending of   money;

               (xi)  agreement guaranteeing, indemnifying or
     otherwise becoming liable for the obligations or liabilities of another;

               (xii) agreement with any bank, financing company or similar organization which acquires accounts receivable or contracts for the sale of merchandise on credit;

               (xiii) agreement granting to any person a lien, security interest or mortgage on any asset of the Company, including, without limitation, any factoring agreement or agreement for the assignment of accounts receivable or inventory;

               (xiv) agreement for the construction or
     modification of any building or structure or for the incurrence of any other capital expenditures in excess of $10,000;

               (xv)  advertising agreement;

               (xvi) agreement which restricts the Company from conducting any type of business anywhere in the world;

               (xvii)  long-term sale or private brand agreement;

               (xviii) agreement entered into since January 1, 1995 regarding any acquisition or disposition of any assets by or from the Company other than in the ordinary course of business containing any currently operative provisions;

               (xix) currently operative agreement regarding the settlement of any litigation;

               (xx) any agreement with any supplier which contains minimum purchase obligations; or

               (xxi) other material agreement affecting the Company or its assets entered into out of the ordinary course of business which are for an amount in excess of $15,000 on an annualized basis or which have a remaining term of one year or more.

          Also set forth on Schedule 3.19(a) is a list of the 50 customers of the Company who or which generated the most revenues for the Company during the twelve month period ended August 31, 1997 (collectively, "Material Customers"). Correct and complete copies of all such agreements, licenses, leases, contracts, arrangements and other instruments and written amendments thereto (or, where they are oral, true and complete written summaries thereof) referred to in this Section 3.19(a) and shown or required to be shown on Schedule 3.19(a) (together with each agreement with a Material Customer, collectively referred to herein as the "Material Contracts"), have been made available to PCN on or prior to the date hereof.

               (b) Except as set forth on Schedule 3.19(b), each of the Material Contracts is valid, in full force and effect and enforceable in all material respects by the Company in accordance with its terms (subject to the effects of insolvency and general creditors' rights laws and to equitable principles of general application).

               (c) Except as set forth on Schedule 3.19(c), the Company has fulfilled, or has taken all action reasonably necessary to have been taken to date to enable it to fulfill when due, all of its material or monetary obligations under the Material Contracts. Except as indicated on Schedule 3.19(c), there has not occurred any material or monetary default by the Company or any event which, with the giving of notice or the lapse of time or both, and/or the election of any person other than the Company will become a material or monetary default, nor, to the knowledge of the Company and the Shareholder, has there occurred any material or monetary default by others or any event which, with the lapse of time and/or the election of the Company, will become a material or monetary default under any of the Material Contracts. Except as set forth on Schedule 3.19(c), neither the Company nor any other party is in arrears in respect of the performance or satisfaction of any material term or condi-tion to be performed or satisfied by it under any of the Material Contracts and, to the best knowledge of the Company and the Shareholder, no waiver or indulgence has been granted by any of the parties thereto.

               (d) Except as set forth on Schedule 3.19(d), the Merger will not result in a breach or default by the Company under any of the Material Contracts and the consent of the other parties thereto will not be required with respect thereto.

               (e) Except as disclosed on Schedule 3.19(e) or with respect to the Company's agreements with the Material Customers, all of the customer agreements between the Company and its customers with respect to the purchase or licensing of the Company's products or services are substantially in the form of the agreements attached to the Schedule 3.19(e)(and contain no material variation therefrom.

     Section 3.20 Related Party Transactions. Except as set forth on Schedule 3.20, neither the Company nor the Shareholder has entered into any transaction which is still operative with
(i) an officer or director of the Company, (ii) a record or beneficial owner of five percent or more of the voting securities of the Company or (iii) an affiliate of any such officer, director or beneficial owner other than payment of compensation for services rendered to the Company.

     Section 3.21 Customers and Suppliers. Schedule 3.21 contains: (a) the number of currently active customers who or which, as the case may be, licensed or purchased any product from the Company during the past twelve months; and (b) the number of current customers who or which, as the case may be, receives any services from the Company (collectively, "Customers"). Except as set forth on Schedule 3.21, neither the Company nor the Shareholder has received any notifications (whether written or verbal) that: (i) any Material Customer or suppliers; or (ii) other Customers who or which account for 10% or more in the aggregate of the Company's current annualized revenues, will or may cease to continue such relationship with the Company, or will or may substantially reduce the extent of such relationship, at any time prior to or after the Closing Date except normal turnover of the customer base consistent with past experience. The Company has no knowledge of any other material modification or change in the Company's business relationship with such Material Customers or suppliers and neither the Company nor the Shareholder is engaged in any material dispute with any Material Customers or suppliers. Except as set forth on Schedule 3.21, the Company is not obligated to provide any goods or services to any person or entity free of charge.

     Section 3.22 Bank Accounts. Set forth on Schedule 3.22 is a true and complete list of: (i) the name of each bank or other financial institutions in which the Company has an account or safe deposit box; (ii) the type and number of each such account or safe deposit box; and (iii) the names of all persons authorized to draw thereon or have access thereto.

     Section 3.23 Accounting Controls. To the best knowledge of the Company, the Company has not made, and does not have, any unlawful payments problems of the type that could reasonably be expected to have a Material Adverse Effect.

     Section 3.24 Finders and Investment Bankers. Except as set forth on Schedule 3.24, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any other transaction contemplated hereby on account of any actions taken by the Company or any of its shareholders.

     Section 3.25   Entire Business.  Except as set forth on
Schedule 3.25, (i) no portion of the business of the Company is conducted by any person or entity other than the Company; and
(ii) all of the assets necessary for the conduct of the business of the Company as presently conducted are owned, leased or operated by the Company.

     Section 3.26 Investment Intent. The Shareholder is acquiring the PCN Stock issued to him as part of the Merger Consideration solely for the purpose of investment for his own account and not with a view to, or for sale in connection with, the "distribution" (as such term is used in Section 2(11) of the Securities Act) of any of the shares of PCN Stock in violation of the Securities Act or any applicable state securities laws. The Shareholder understands that the shares of PCN Stock issued to him as part of the Merger Consideration have not been registered under the Securities Act or any applicable state securities laws and that he will not be legally entitled to offer for sale, sell or otherwise transfer any such shares of PCN Stock unless they have been registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available for such offer, sale or other transfer under the Securities Act and applicable state securities laws.

     Section 3.27 Disclosure. No representation or warranty by the Company or the Shareholder in this Agreement and no statement contained in any document or other writing furnished or to be furnished to PCN or its representatives pursuant to the provisions hereof contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading. All copies of Material Contracts and all other documents delivered to PCN or its representatives pursuant hereto are true, complete and accurate in all material respects. There has been no event or transaction (other than the transactions contemplated hereby and the matters related thereto) which has occurred or information which has come to the attention of the Company or the Shareholder (other than events or information relating to economic conditions of general public knowledge) which could reasonably be expected to have a Material Adverse Effect or which could reasonably be expected to prevent or impair the ability of the Surviving Corporation, after the Effective Time, to carry on the business of the Company in the same manner as it is presently being conducted.

                           ARTICLE IV

                    COVENANTS OF THE COMPANY

     Section 4.1 Conduct of Business of the Company Pending the Merger. During the period from the date of this Agreement to the Effective Time, the Company and the Shareholder agree that (except as contemplated or expressly permitted by this Agreement or to the extent that PCN shall otherwise agree in writing):

          (a) The business of the Company shall be conducted only in the ordinary course of business and in a manner consistent with past practice.

          (b) The Company shall use its reasonable commercial efforts to: (i) preserve intact the business organization of the Company; (ii) keep available the services of its present officers, employees and consultants; and (iii) preserve its present relationships with Customers, suppliers and other persons with which it has a significant business relationship.

          (c) The Company shall not amend or propose to amend its Certificate of Incorporation or By-Laws or equivalent organizational documents.

          (d) The Company shall not issue, deliver, sell or pledge, or authorize or propose to issue, deliver, sell or pledge, any shares of its capital stock of any class, or any securities convertible into, or any rights, warrants or options to acquire any such shares, or convertible securities or other ownership interest.

          (e) The Company shall not: (i) declare, propose to declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than: (a) wages paid, consistent with past practice, to the Shareholder; and (b) the payment to taxing authorities on or about September 15, 1997 of the quarterly estimated tax payments due from the Shareholder with respect to the income of the Company that is taxable to the Shareholder because the Company has elected to be taxed under sub-chapter s of the Internal Revenue Code of 1986, as amended, such tax payments to be paid on a basis consistent with the past practice of the Company and not to exceed $75,000 in the aggregate); or (ii) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

          (f) The Company shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partner-ship, association or other business organization or division thereof or otherwise acquire or agree to acquire any material amount of assets other than in the ordinary course of business.

          (g) The Company shall not sell, lease, encumber or otherwise dispose of, or agree to sell, lease (whether such lease is an operating or capital lease), encumber or otherwise dispose of any portion of its assets, other than in the ordinary course consistent with past practice.

          (h) The Company shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or guarantee any debt securities of others or enter into any lease (whether such lease is an operating or capital lease).

          (i) The Company shall not: (i) except to the extent required by applicable law or as required or permitted by the terms of any currently effective employment agreement, increase or agree to increase the compensation (whether cash or non-cash) payable or to become payable to their officers or employees, except for increases in salary or wages of employees made in the ordinary course of business consistent with past practice; (ii) increase or agree to increase the compensation payable or to become payable to any executive officer of the Company or any of its Subsidiaries who currently receives annual compensation in excess of $30,000; (iii) other than in the ordinary course of business, consistent with past practice, grant any severance or termination pay to, or enter into any employment, consulting or severance agreement with any executive officer, director, employee or agent of the Company; (iv) enter into any collective bargaining agreement; or (v) establish, adopt, enter into or amend any Benefit Plan or establish or adopt any other employee benefit plan for the benefit of any directors, officers or employees.

          (j) The Company shall not authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution.

          (k) The Company shall not enter into any settlement agreement with respect to any grievances, litigation, administrative charges, or any other litigation pending on the date hereof or arising hereafter which are not either consistent with past practice or which will have a Material Adverse Effect.

          (l) The Company shall not terminate or amend or modify in any material respect any of the Material Contracts.

          (m) The Company and the Shareholder will promptly notify PCN in the event that it fails to operate its business in accordance with this Section 4.1.

     Section 4.2 Acquisition Proposals. The Company will not, nor will the Company or the Shareholder authorize or permit any of their officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Shareholder to: (i) initiate contact with, solicit or otherwise encourage any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as hereinafter defined); or (ii) engage in negotiations concerning, provide any nonpublic information to, or have any discussions with, any person relating to any Acquisition Proposal. The Company and the Shareholder will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Company and the Shareholder shall immediately notify PCN of any negotiations, requests for nonpublic information or discussions with respect to an Acquisition Proposal and will keep PCN fully informed of the status and terms of any such Acquisition Proposal, indication or request. As used in this Agreement, "Acquisition Proposal" means any proposal or offer for a merger, consolidation, share exchange, recapitalization or other business combination involving the Company or any proposal or offer to acquire an equity interest in, all or (other than in the ordinary course of business consistent with past practice) any portion of the assets of the Company (including any capital stock or assets of any of its Subsidiaries) other than the transactions contemplated by this Agreement.

     Section 4.3    Tax Returns.  The Company will file all Tax
Returns required to be filed by it (including estimated Tax
Returns) and will pay (or the Shareholder will pay on its behalf) all taxes due prior to the Effective Time.

     Section 4.4 Financial Statements. As soon as available, the Company shall deliver to PCN copies of unaudited financial statements for each fiscal quarter and each month ending after the date hereof.

                            ARTICLE V

                      ADDITIONAL AGREEMENTS

     Section 5.1 Access to Information. From the date hereof to the Effective Time, PCN and the Company shall each (and the Shareholder shall cause the Company to) afford to the other, and the officers, employees, accountants, counsel and other representatives of the other, access at all reasonable times to its officers, employees, agents, properties, offices, plants, other facilities and to all books and records (including tax returns), and shall furnish to the other party all financial, operating and other data and information as the other party, through its officers, employees or agents, may reasonably request. Each of the Company and PCN agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 5.1 for any purpose unrelated to the consummation of the transaction contemplated by this Agreement. The Confidentiality Agreement dated May 28, 1997, between PCN and the Company (the "Confidentiality Agreement") shall apply with respect to information furnished by the Company and the Company's representatives thereunder or hereunder and any other activities contemplated thereby and to information furnished by PCN or its Subsidiaries and PCN's representatives thereunder or hereunder and any other activities contemplated thereby. The parties agree that this Agreement and the transactions contemplated hereby shall not constitute a violation of the Confidentiality Agreement.

     Section 5.2 Legal Conditions to Merger. Each of the Company, the Shareholder and PCN will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger (including furnishing all information required in connection with approvals of or filings with any Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger.

     Section 5.3 Termination of Asset Purchase Agreement. The Company, the Shareholder, PCN and its wholly-owned subsidiary, VERSYSS Incorporated ("Versyss"), agree that, effective at the Closing, all remaining rights and obligations of Versyss and the Company under and pursuant to that certain Asset Purchase Agreement (the "Asset Agreement"), dated December 2, 1993, by and between Versyss and the Company are terminated and the Asset Agreement shall be of no further force or effect.

     Section 5.4    Advice of Changes; Governmental Filings.
Each party shall confer on a regular and frequent basis with the other, report on operational matters and promptly advise the other orally and in writing of: (i) any event which occurs after the date hereof that would under this Agreement have been required to be disclosed on the date of the execution and delivery of this Agreement had such event occurred on or prior to the date hereof or would have resulted in a breach of any representation, warranty, covenant or agreement contained herein; and (ii) any change or event having, or which, insofar as can reasonably be foreseen, could have, a Material Adverse Effect.

     Section 5.5 No Action. Except as contemplated by this Agreement, no party hereto will, nor will either such party permit any of its Subsidiaries to, take or agree or commit to take any action that is reasonably likely to make any of its representations or warranties hereunder inaccurate in any material respect at the date made (to the extent so limited) or as of the Effective Time.

     Section 5.6 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable business efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all necessary waivers, consents and approvals and to cause the conditions set forth in Article VI to be satisfied as promptly as
practicable.   Without limiting the foregoing, the parties hereto
will execute and deliver, or cause to be executed and delivered, all such documents and instruments, in addition to those specifically required by the provisions of this Agreement, in form and substance reasonably satisfactory to the parties hereto, as may be reasonably necessary or desirable to carry out and implement the provisions of this Agreement.


                           ARTICLE VI

                      CONDITIONS OF MERGER

     Section 6.1    Conditions to Obligation of Each Party to
Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a)  Approvals.  Other than the filing provided for by
Section 1.2, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity required in connection with the consummation of the Merger, the failure to obtain which has a Material Adverse Effect on PCN and its Subsidiaries, taken as a whole (assuming the Merger had taken place), shall have been filed, occurred or been obtained. PCN shall have received all state securities laws or "blue sky" permits and authorizations necessary to issue PCN Stock pursuant to the Merger.

          (b) No Injunction. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction prohibiting the consummation of the Merger shall be in effect; provided, however, that prior to invoking this condition, each party shall use all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

          (c) Violation of Law. No statue, rule or regulation shall have been adopted which will result in the consummation of the Merger violating any applicable law.

     Section 6.2 Additional Conditions to Obligations of PCN and Merger Sub. The obligations of PCN and Merger Sub to effect the Merger are also subject to the following conditions (any one or more of which may be waived by PCN, but only in a writing signed by PCN):

          (a) Representations and Warranties. Each of the representations and warranties of the Company and the Shareholder contained in this Agreement or in any document or instrument delivered by either one or both of the Company and the Shareholder in connection herewith, shall be true and correct, individually and in the aggregate, in all material respects (except that any specific representation or warranty that is qualified as to materiality must be true as written) on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing Date, except that any such representations or warranties made as of a specified date shall have been true on and as of such date.

          (b) Agreements and Covenants. The Company and the Shareholder shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement to be performed or complied with by it at or prior to the Closing Date (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written).

          (c) No Material Adverse Change. There shall have been no change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of the Company since the date of this Agreement which, individually or in the aggregate, has a Material Adverse Effect.

          (d) Third Party Consents. The Company shall have obtained, and PCN shall have received copies of, all of the approvals, waivers, consents and releases of third parties listed on Schedule 6.2(a) under the caption "Required Consents," none of which shall have been withdrawn, revoked or modified as of the Closing Date.

          (e)  Pledge Agreement.   In order to secure his
obligations to PCN under this Agreement and the Company Documents to which he is a party, contemporaneously with the Effective Time, the Shareholder shall have delivered to PCN: (i) a duly executed copy of a pledge agreement (the "Pledge Agreement"), in the form of Exhibit B hereto, pursuant to which, among other things, the Shareholder will, for a period of one year, pledge to PCN such number of the shares of PCN Stock issued to the Shareholder as part of the Merger Consideration paid to the Shareholder as, on the Trigger Date had a Market Price equal to $1,000,000; and (ii) the certificates representing such shares of PCN Stock, together stock powers duly executed in blank.

          (f) Employment Agreement. The Shareholder shall have executed and delivered to PCN an employment agreement with PCN in the form attached hereto as Exhibit C (the "Employment
Agreement").

          (g) Registration Rights Agreement. The Shareholder shall have executed and delivered to PCN a registration rights agreement with PCN in the form attached hereto as Exhibit D (the
"Registration Rights Agreement").

          (h) Opinion of Counsel. PCN shall have received an opinion of outside counsel to the Company in form and substance reasonably satisfactory to PCN.

          (i) Proceedings. All corporate proceedings taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all material respects to PCN and PCN's counsel, and PCN and PCN's counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     Section 6.3 Additional Conditions to Obligation of the Company and the Shareholder. The obligation of the Company and the Shareholder to effect the Merger are also subject to the following conditions (any one or more of which may be waived by the Company, but only in a writing signed by the Company):

          (a) Representations and Warranties. Each of the representations and warranties of PCN and Merger Sub contained in this Agreement or in any document or instrument delivered by PCN or Merger Sub in connection herewith, shall be true and correct, individually and in the aggregate, in all material respects (except that any specific representation or warranty that is qualified as to materiality must be true as written) on and as of the Closing Date, except for changes contemplated by this Agreement, with the same force and effect as if made on and as of the Closing, except that any such representations or warranties made as of a specified date shall have been true on and as of such date.

          (b) Agreements and Covenants. PCN and the Merger Sub shall have performed or complied in all material respects with all of its agreements and covenants contained in this Agreement to be performed or complied with by it at or prior to the Closing Date (except that any specific agreement or covenant that is qualified as to materiality must have been performed as written).

          (c) No Material Adverse Change. There shall have been no change in the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of PCN since the date of this Agreement which has a Material Adverse Effect.

          (d) Employment Agreement. PCN shall have executed and delivered to the Shareholder the Employment Agreement.

          (e) Registration Rights Agreement. PCN shall have executed and delivered to the Shareholder the Registration Rights

Agreement.

          (f)  Termination of Personal Guarantees.  The
Shareholder's personal guarantees of those obligations of the Company described on Schedule 6.3(f) shall have been terminated.

          (g) Opinion of Counsel. The Company shall have received an opinion of counsel to PCN in form and substance reasonably satisfactory to the Company.

          (h) Proceedings. All corporate proceedings taken by PCN in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in all material respects to the Company and the Company's counsel, and the Company and the Company's counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.


                           ARTICLE VII

                TERMINATION, AMENDMENT AND WAIVER

     Section 7.1    Termination.  This Agreement may be
terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the Shareholder of the Company:

          (a) By mutual consent of the Board of Directors of PCN and the Board of Directors of the Company; or

          (b) By either PCN or the Company, if the Merger shall not have been consummated by October 15, 1997 (the "Termination Date") (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) By either PCN or the Company if there has been a material breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach has not been cured within fifteen (15) Business Days following receipt by the breaching party of notice specifying such breach in reasonable detail; or

          (d) By either PCN or the Company if a court of competent jurisdiction or governmental regulatory or administrative agency or commission having proper jurisdiction and authority thereof shall have issued an order, decree or ruling (which order, decree or ruling the parties hereto shall use their best efforts to lift) prohibiting the transactions contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable.

     Section 7.2 Amendment. This Agreement may be amended by the parties hereto (in the case of PCN, Merger Sub or the Company, by action taken by or on behalf of their respective Boards of Directors) at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made which would under applicable law require further approval by such shareholders unless such further approval is duly obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     Section 7.3 Extension; Waiver. At any time prior to the Effective Time, the Shareholder and PCN, Merger Sub or the Company may, by action taken or authorized by their respective Boards of Directors, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with
any of the agreements or conditions contained herein.   Any such
extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

                          ARTICLE VIII

                         INDEMNIFICATION

     Section 8.1 Indemnification of PCN. The Shareholder covenants and agrees with PCN and the Merger Sub that the Shareholder shall indemnify PCN, the Merger Sub (prior to the Merger), the Surviving Corporation (following the Merger) and their respective directors and officers, and each of their respective successors and assigns (individually a "PCN Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including, without limitation, court costs and reasonable fees and disbursements of counsel incurred by a PCN Indemnified Party in any action or proceeding between the Shareholder and a PCN Indemnified Party or between a PCN Indemnified Party and any third party or otherwise) (collectively "PCN Losses") resulting from or arising out of:

               (i) any breach of any of the representations, warranties, covenants or agreements made by the Shareholder or, prior to the Closing, by the Company, in this Agreement or any Company Document;

               (ii) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incident to any of the matters indemnified against in this
     Section 8.1; or

               (iii) any liability for Taxes (or interest and penalties thereon) arising from or related to the pending tax audit referred to on Schedule 3.14(b) hereof.

     Section 8.2 Indemnification of the Shareholder and the Company by PCN and Merger Sub. PCN and Merger Sub agree with the Shareholder and, prior to the Closing, the Company, that PCN and, prior to the Merger, Merger Sub, and after the Merger, the Surviving Corporation, shall, jointly and severally, indemnify the Shareholder and, prior to the Closing, the Company, and its directors and officers and each of their successors and assigns (individually a "Seller Indemnified Party") and hold them harmless from, against and in respect of any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including, without limitation, court costs and rea-sonable fees and disbursements of counsel incurred by a Seller Indemnified Party in any action or proceeding between PCN and a Seller Indemnified Party or between a Seller Indemnified Party and any third party or otherwise) (collectively "Seller Losses" and, together with the PCN Losses, collectively, "Losses") resulting from or arising out of:

               (i) any breach of any of the representations, warranties, covenants or agreements made by PCN or by the Merger Sub in this Agreement or in any PCN Document; or

               (ii) any action, suit, proceeding, compromise, settlement, assessment or judgment arising out of or incident to any of the matters indemnified against in this
     Section 8.2.

     Section 8.3 Limitations on Indemnity. (a) On and after the Closing: (i) the Shareholder shall only be liable to the PCN Indemnified Parties, and the PCN Indemnified Parties shall only be entitled to indemnification from the Shareholder, for the matters covered by Sections 8.1; and (ii) PCN and the Surviving Corporation shall only be liable to the Seller Indemnified Parties, and the Seller Indemnified Parties shall only be entitled to indemnification from PCN and the Surviving Corporation, for the matters covered by Section 8.2 hereof, in both cases, only if, and only to the extent that, the aggregate amount of Losses suffered by PCN Indemnified Parties or suffered by Seller Indemnified Parties, as the case may be, exceeds $100,000 (the "Minimum Indemnity Amount"), in which event each such Indemnified Party shall thereafter be entitled, from time to time, to seek indemnification in respect to all Losses in respect of which it is entitled to be indemnified pursuant to such provisions of Section 8.1 and 8.2, as the case may be, in excess of the Minimum Indemnity Amount. The foregoing limitations shall not affect the right of the Indemnified Party to make a claim for indemnification in order to enable the Indemnified Party to obtain credit against the $100,000 limitation contained in the preceding sentence hereof for indemnification which would otherwise be due but for such limitation; provided, however, that, except as otherwise provided in Section 8.3(b), the Indemnifying Party shall have no liability unless the claims of the Indemnified Party exceed, in the aggregate, the Minimum Indemnity Amount. Notwithstanding any provision hereof to the contrary, no claim of any PCN Indemnified Party with respect to the items enumerated in Section 8.3(b) shall count toward the Minimum Indemnity Amount to the extent that any PCN Indemnified Party has received payment in respect of such claim from an Indemnifying Party pursuant to Section 8.3(b).

          (b) Anything contained in this Section 8.3 to the contrary notwithstanding, the limitation on indemnity contained in Section 8.3(a) (including, without limitation, the Minimum Indemnity Amount) shall not apply to any Loss:(i) for which any PCN Indemnified Party is entitled to indemnification pursuant to
Section 8.1(iii) hereof; (ii) incurred by any PCN Indemnified Party as a result of a breach by the Shareholder of the representations and warranties contained in Section 3.2, 3.8 and
3.14 hereto; (iii) incurred by any PCN Indemnified Party as a result of a breach by the Shareholder of any of the covenants or agreements contained in this Agreement or in any Company Document; or (iv) incurred by any Seller Indemnified Party as a result of a breach by PCN or Merger Sub of any of the covenants or agreements contained in this Agreement or in any PCN Document; provided, however, that, except for claims arising under Section 8.1(iii), no Indemnified Party shall assert a claim for the matters covered by this Section 8.3(b) unless and until the amount of Losses suffered by such Indemnified Party, in the aggregate, exceeds Twenty Five Thousand ($25,000) Dollars; provided, further, however, that once the Indemnified Party's Losses with respect to the matters covered by this Section 8.3(b) exceed such Twenty Five Thousand ($25,000) Dollar threshold, the Indemnifying Party shall be liable for all valid claims of the Indemnified Party, including the initial claims aggregating Twenty Five Thousand ($25,000) Dollars. No amounts paid pursuant to the provisions of Section 8.1(iii) shall count towards or against (i) the trigger of $25,000 set forth in this Section 8.3(b) or (ii) the $100,000 Minimum Indemnity Amount set forth in
Section 8.3 (a). Under no circumstances shall the total liability of the Shareholder pursuant to this Article 8 exceed Six Million Two Hundred Fifty Thousand ($6,250,000) Dollars.

          (c) The provisions of this Article 8 shall not apply to claims arising under the Employment Agreement or the Registration Rights Agreement.

     Section 8.4 Right to Defend, Etc. If the facts giving rise to any such indemnification pursuant to this Article 8 shall involve any actual claim or demand by any third party against a PCN Indemnified Party or a Seller Indemnified Party, as the case may be (an "Indemnified Party") the party required to indemnify such Indemnified Party pursuant to Sections 8.1 or 8.2, as the case may be (the "Indemnifying Party") shall be entitled to written notice of and entitled (without prejudice to the right of any Indemnified Party to participate at its own expense through counsel of its own choosing) to defend or prosecute such claim at its expense and through counsel of its own choosing if it gives written notice of its intention to do so no later than the 15th day following receipt of such written notice; provided, however, that if the defendants in any action shall include both a Indemnifying Party and an Indemnified Party and the Indemnified Party shall have been advised by its counsel that the counsel selected by the Indemnifying Party has a conflict of interest because of the availability of different or additional defenses to the Indemnified Party, the Indemnified Party shall have the right to select separate counsel (the fees of which counsel shall be reasonably satisfactory to the Indemnifying Party) to partici-pate in the defense of such action on its behalf, at the expense of the Indemnifying Party. The failure so to notify an Indemnifying Party shall not relieve it of any liability which it may have to any Indemnified Party except to the extent to which such liability may have been mitigated as a result of the timely receipt of such notice. The Indemnified Party shall cooperate fully in the defense of such claim and shall make available to the Indemnifying Party pertinent information under its control relating thereto, but shall be entitled to be reimbursed, as provided in this Article 8, for all out-of-pocket costs and expenses payable to third parties incurred by it in connection therewith, including, without limitation, reasonable fees and disbursements of counsel. Subject to Section 8.3(b), if any Indemnifying Party assumes the defense of any such claims, the Indemnifying Party will hold the Indemnified Party harmless from and against any and all damages arising out of any settlement approved by such Indemnifying Party or any judgment in connection with such claim or litigation. Payment by an Indemnifying Party to an Indemnified Party shall be made within 10 days after demand, unless there is a claim or demand by a third party in which event payment shall be made within 10 days after final judgment, settlement or comprise, as the case may be.

     Section 8.5 Tax Effect. The amount of any indemnification due to an Indemnified Party pursuant to this Article 8 shall be calculated after taking into account the amount of all insurance, cash or other direct financial benefits payable to such Indemni-fied Party (including any such benefits payable by third parties) and after taking into account the United States federal, state and local and foreign national, provincial and local tax benefits or detriments to the Indemnified Party, as the case may be, calculated assuming the Indemnified Party were a taxpayer subject to tax at the highest marginal rate in effect when the payment is made, of the payments made in respect of such loss, claim, demand, cost or expense giving rise to the indemnification and the payments, including indemnification payments made in respect thereto.

                           ARTICLE IX

                       GENERAL PROVISIONS

     Section 9.1 Survival of Representations, Warranties and Agreements. All representations, warranties, covenants or agreements made on or before the Closing Date and contained in this Agreement or in any certificate, instrument or agreement delivered in connection herewith shall not terminate, but shall survive the Closing and continue in effect for a period of twelve
(12) months from the Closing Date; provided, however, that: (i) the representations and warranties contained in Sections 3.2, 3.8, 3.14 and 3.15 hereto shall survive indefinitely. No claim shall be asserted by an Indemnified Party for breach of any such representation, warranty, covenant or agreement unless the Indemnified Party shall have given written notice of such claim (which notice shall describe such claim with reasonable particularity based upon the then current knowledge of the Indemnified Party) to the Indemnifying Party on or before the expiration of the applicable survival period set forth in this
Section 9.1. in which event the survival period for such representation, warranty, covenant or agreement, as the case may be, shall continue in effect until such time as such claim shall have been resolved; provided, however, that, once notice of any such claim has been given hereunder, additional claims based upon, or arising out of facts, circumstances, actions or proceedings upon which the original claim arose may be made at any time prior to the final resolution of such claim (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) even if such resolution occurs after the applicable expiration date for the assertion of such claim, such date being deemed to have been extended to the date of such final resolution; and provided, further, however, that, any claim made by an Indemnified Party against an Indemnifying Party (other than an "Excluded Claim") which is not finally resolved (by means of a final, non-appealable judgment of a court of competent jurisdiction, a binding arbitration decision or a settlement approved by the parties involved) shall be deemed to have been withdrawn on the last day of the 24th month following the Closing Date unless proceedings in respect of such claim have been commenced by the Indemnified Party and notice thereof served on the Indemnifying Party prior to the last day of such 24 month period. As used herein, an "Excluded Claim" shall mean any claim for indemnification by an Indemnifying Party of an Indemnified Party resulting from or related to a breach of a representation or warranty by the Indemnifying Party which is either one or more of a claim which: (i) is based upon or related to a claim asserted by a third party (including, without limitation, a governmental agency); and (ii) the Losses associated with which can not reasonably be determined by the Indemnified Party with particularity prior to the last day of such 24th month following the Closing Date.

     Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made upon receipt, if made or given by hand delivery, telecopier or facsimile transmission, or upon receipt by registered or certified mail (postage prepaid, return receipt requested) at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to PCN or Merger Sub:

               Physician Computer Network, Inc.
               1200 The American Road
               Morris Plains, New Jersey 07950
               Attention: President
               (201) 490-3100 (telephone)
               (201) 490-3103 (telecopy)

          with copies to:

               Gordon Altman Butowsky
                 Weitzen Shalov & Wein
               114 West 47th Street
               New York, New York 10036
               Attention: Jonathan Klein, Esq.
               212-626-0879 (Telephone)
               212-626-0799 (Telecopier)
          (b) if to the Company:

               Printed Products Group, Inc.
               d/b/a SOLION
               400 Blue Hill Road
               Westwood, MA 02090
               Attention: Gordon Romer
               President and CEO
               781-251-2935 (Telephone)
               781-251-2999 (Telecopier)
          if to the Shareholder:

               Mr. Gordon J. Romer
               123 Dover Farm
               Dover, MA 02030


          in either case, with copies to:

               Clarkin, Sawyer & Phillips, P.C.
               20 Williams Street
               Wellesley, MA 02181
               Attention: Asa E. Phillips III, Esq.
               781-431-2525
               781-237-7580


     Section 9.3 Interpretation; Certain Definitions. When a reference is made in this agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". As used herein, the term "Material Adverse Effect" means with respect to PCN or the Company, as the case may be, any effect on the business of PCN or the Company, as the case may be, or any of its Subsidiaries that is or that a reasonable person would believe will be materially adverse to the business, results of operations, properties (including intangible properties), financial condition, assets or liabilities of PCN or the Company, as the case may be, and its Subsidiaries, taken as a whole. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

     Section 9.4 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.5 Entire Agreement; No Third Party Beneficiaries; Rights of Ownership. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. The parties hereby acknowledge that no party shall have the right to acquire or shall be deemed to have acquired shares of common stock of the other party pursuant to the Merger until consummation thereof.

     Section 9.6 Governing Law. This Agreement shall be governed by, and interpreted under, the laws of the State of Delaware applicable to contracts made and to be performed therein without regard to conflicts of law principles. The consummation and effectiveness of the Merger shall be governed by, and construed in accordance with, the DGCL.

     Section 9.7 No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations con-tained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action makes the Agreement impossible to perform in which case this Agreement shall terminate pursuant to
Article VII hereof. Except as otherwise expressly contemplated by this Agreement, to the extent that a party hereto took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent authority, such party shall incur no liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

     Section 9.8 Publicity. The parties will consult with each other and will mutually agree upon any press release or public announcement pertaining to the Merger and shall not issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable law, in which case the party proposing to issue such press release or make such public announcement shall use reasonable efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

     Section 9.9 Assignment. Except as expressly provided in this Agreement, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.10 Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     Section 9.11 Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed as of the date first above written.


                         PHYSICIAN COMPUTER NETWORK, INC.


                         By:  \s\ John F. Mortell
                            -------------------------------------
                             John F. Mortell, Secretary



                         SOLION CORP.


                         By:  \s\ John F. Mortell
                            -------------------------------------
                                John F. Mortell, Secretary


                         PRINTED PRODUCTS GROUP, INC.


                         By:  \s\ Gordon Romer
                            -------------------------------------
                             Title:  President



                               \s\ Gordon Romer
                            -------------------------------------
                                   GORDON ROMER